Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces First-Quarter Earnings of $254 Million

•                  Results decline on weakness in global markets for farm and construction equipment.

•                  All businesses remain profitable, helped by sound execution and effective cost management.

•                  Full-year 2016 forecast calls for 10% sales decline and earnings of $1.3 billion.

MOLINE, Illinois (February 19, 2016) — Net income attributable to Deere & Company was $254.4 million, or $0.80 per share, for the first quarter ended January 31, compared with $386.8 million, or $1.12 per share, for the same period of 2015. Worldwide net sales and revenues for the first quarter decreased 13 percent, to $5.525 billion, compared with $6.383 billion last year. Net sales of the equipment operations were $4.769 billion for the quarter compared with $5.605 billion a year ago.

“John Deere’s first-quarter results reflected the continuing impact of the downturn in the global farm economy as well as weakness in construction equipment markets,” said Samuel R. Allen, chairman and chief executive officer. “At the same time, all of Deere’s businesses remained solidly profitable, benefiting from the sound execution of our business plans and the success of actions to develop a more responsive cost structure.”

Summary of Operations

Net sales of the worldwide equipment operations declined 15 percent for the quarter. Sales included price realization of 2 percent and an unfavorable currency-translation effect of 4 percent. Equipment net sales in the United States and Canada decreased 18 percent. Outside the U.S. and Canada, net sales were down 9 percent, with unfavorable currency-translation effects of 11 percent.

Deere’s equipment operations reported operating profit of $214 million for the quarter, compared with $414 million in 2015. The decline for the quarter was due primarily

Deere Announces First-Quarter Earnings	5

to lower shipment volumes, the unfavorable effects of foreign-currency exchange and the impact of a less favorable product mix. Partially offsetting these factors were price realization, lower selling, administrative and general expenses and lower production costs. Net income of the company’s equipment operations was $127 million for the quarter, compared with $241 million for the same period last year. In addition to the operating factors mentioned above, a lower effective tax rate benefited results.

Financial services reported net income attributable to Deere & Company of $129.4 million for the quarter compared with $156.8 million last year. Lower results for the quarter were primarily due to the unfavorable effects of foreign-currency exchange translation, higher losses on residual values primarily for construction-equipment operating leases, less favorable financing spreads and a higher provision for credit losses. These factors were partially offset by a reduction in selling, administrative and general expenses.

Company Outlook & Summary

Company equipment sales are projected to decrease about 10 percent for fiscal 2016 and to be down about 8 percent for the second quarter compared with the same period a year ago. Included in the forecast is a negative foreign-currency translation effect of about 3 percent for the full year and second quarter. For fiscal 2016, net income attributable to Deere & Company is anticipated to be about $1.3 billion.

“Although Deere expects another challenging year in 2016, our forecast represents a level of performance much better than we have experienced in previous downturns,” Allen said. “This illustrates the impact of our efforts to establish a more durable business model and a wider range of revenue sources. As a result, the company’s financial condition remains strong and we are well-positioned to continue investing in innovative products, advanced technology and new markets. These actions, we’re confident, will provide significant value to our customers and investors in the years ahead.”

Equipment Division Performance

Agriculture & Turf. Sales decreased 12 percent for the quarter due largely to lower shipment volumes and the unfavorable effects of currency translation, partially offset by price realization.

Operating profit was $144 million compared with $268 million for the period last year. Results were driven primarily by the impact of lower shipment volumes, the

Deere Announces First-Quarter Earnings	6

unfavorable effects of foreign-currency exchange and a less favorable product mix. These factors were partially offset by price realization, reduced selling, administrative and general expenses and lower production costs.

Construction & Forestry. Construction and forestry sales decreased 23 percent for the quarter, mainly as a result of lower shipment volumes and the unfavorable effects of currency translation, partially offset by price realization. Operating profit was $70 million for the quarter compared with $146 million in 2015. The decline in operating profit was mainly due to lower shipment volumes, partially offset by price realization and lower selling, administrative and general expenses.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 10 percent for fiscal-year 2016, including a negative currency-translation effect of about 4 percent. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be down 15 to 20 percent for 2016. The decline, reflecting the impact of low commodity prices and stagnant farm incomes, is expected to be most pronounced in the sale of higher-horsepower models.

Full-year 2016 industry sales in the EU28 are forecast to be flat to down 5 percent, with the decline attributable to low commodity prices and farm incomes, including further pressure on the dairy sector. In South America, industry sales of tractors and combines are projected to be down 10 to 15 percent mainly as a result of economic concerns and uncertainty about government-sponsored financing in Brazil. Asian sales are projected to be flat to down slightly, due in part to weakness in China.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2016, benefiting from new products and general economic growth.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be down about 11 percent for 2016, including a negative currency-translation effect of about 2 percent. The forecast decline in sales reflects the impact of weak conditions in the North American energy sector as well as lower sales outside the U.S. and Canada. In forestry, global sales are expected to be down 5 to 10 percent from last year’s strong levels, primarily as a result of weaker demand in the U.S. and Canada.

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Financial Services. Fiscal-year 2016 net income attributable to Deere & Company for the financial services operations is expected to be approximately $525 million. The outlook reflects less favorable financing spreads, an increased provision for credit losses and the unfavorable effects of foreign-currency exchange translation. Additionally, 2015 results benefited from a gain on the sale of the crop insurance business.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $99.9 million for the first quarter compared with $133.6 million last year. Lower results for the quarter were primarily due to less favorable financing spreads, higher losses on residual values primarily for construction-equipment operating leases and a higher provision for credit losses.

Net receivables and leases financed by JDCC were $31.510 billion and $31.508 billion at January 31, 2016 and 2015, respectively.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of

Deere Announces First-Quarter Earnings	8

various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets and industries in which the company operates, especially material changes in economic activity in these markets and industries; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof and the response thereto; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A  debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets,

Deere Announces First-Quarter Earnings	9

social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in

Deere Announces First-Quarter Earnings	10

equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment; labor relations and contracts; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s and suppliers’ information technology infrastructure; and changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, to fund operations and costs associated with engaging in diversified funding activities, and to fund purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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First Quarter 2016 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended
	January 31
			%
	2016	2015	Change
Net sales and revenues:
Agriculture and turf	$3,600	$4,081	-12
Construction and forestry	1,169	1,524	-23
Total net sales	4,769	5,605	-15
Financial services	636	648	-2
Other revenues	120	130	-8
Total net sales and revenues	$5,525	$6,383	-13

Operating profit: *
Agriculture and turf	$144	$268	-46
Construction and forestry	70	146	-52
Financial services	194	233	-17
Total operating profit	408	647	-37
Reconciling items **	(58)	(89)	-35
Income taxes	(96)	(171)	-44
Net income attributable to Deere & Company	$254	$387	-34

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended January 31, 2016 and 2015

(In millions of dollars and shares except per share amounts) Unaudited

	2016	2015
Net Sales and Revenues
Net sales	$4,769.2	$5,605.1
Finance and interest income	599.0	593.6
Other income	156.3	184.4
Total	5,524.5	6,383.1

Costs and Expenses
Cost of sales	3,840.1	4,420.6
Research and development expenses	319.3	333.2
Selling, administrative and general expenses	592.9	659.0
Interest expense	173.2	180.1
Other operating expenses	247.8	222.6
Total	5,173.3	5,815.5

Income of Consolidated Group before Income Taxes	351.2	567.6
Provision for income taxes	95.5	170.5
Income of Consolidated Group	255.7	397.1
Equity in loss of unconsolidated affiliates	(1.9)	(10.2)
Net Income	253.8	386.9
Less: Net income (loss) attributable to noncontrolling interests	(.6)	.1
Net Income Attributable to Deere & Company	$254.4	$386.8

Per Share Data
Basic	$.80	$1.13
Diluted	$.80	$1.12

Average Shares Outstanding
Basic	316.4	343.1
Diluted	317.6	345.7

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	January 31	October 31	January 31
	2016	2015	2015
Assets
Cash and cash equivalents	$3,459.9	$4,162.2	$3,974.8
Marketable securities	476.3	437.4	493.8
Receivables from unconsolidated affiliates	22.9	33.3	27.4
Trade accounts and notes receivable - net	3,406.8	3,051.1	3,334.6
Financing receivables - net	23,630.4	24,809.0	25,805.9
Financing receivables securitized - net	4,003.2	4,834.6	3,893.3
Other receivables	1,094.0	991.2	921.1
Equipment on operating leases - net	5,074.4	4,970.4	3,834.6
Inventories	4,249.5	3,817.0	4,527.1
Property and equipment - net	5,039.2	5,181.5	5,347.5
Investments in unconsolidated affiliates	299.5	303.5	301.6
Goodwill	718.7	726.0	741.3
Other intangible assets - net	59.6	63.6	62.3
Retirement benefits	253.7	215.6	283.5
Deferred income taxes	2,516.6	2,767.3	2,584.1
Other assets	1,731.5	1,583.9	1,772.3
Assets held for sale			384.9
Total Assets	$56,036.2	$57,947.6	$58,290.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,826.1	$8,426.6	$8,622.7
Short-term securitization borrowings	3,878.9	4,590.0	3,887.9
Payables to unconsolidated affiliates	79.6	80.6	119.2
Accounts payable and accrued expenses	6,196.4	7,311.5	6,421.9
Deferred income taxes	149.6	160.8	146.7
Long-term borrowings	24,533.2	23,832.8	24,106.7
Retirement benefits and other liabilities	6,768.6	6,787.7	6,469.4
Liabilities held for sale			266.8
Total liabilities	49,432.4	51,190.0	50,041.3
Total Deere & Company stockholders’ equity	6,590.2	6,743.4	8,246.0
Noncontrolling interests	13.6	14.2	2.8
Total stockholders’ equity	6,603.8	6,757.6	8,248.8
Total Liabilities and Stockholders’ Equity	$56,036.2	$57,947.6	$58,290.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Three Months Ended January 31, 2016 and 2015

(In millions of dollars) Unaudited

	2016	2015
Cash Flows from Operating Activities
Net income	$253.8	$386.9
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	9.4	1.0
Provision for depreciation and amortization	374.2	342.9
Impairment charges	12.6
Share-based compensation expense	17.5	18.1
Undistributed earnings of unconsolidated affiliates	(.6)	10.1
Provision for deferred income taxes	240.4	176.1
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	44.9	349.1
Insurance receivables		256.5
Inventories	(565.3)	(603.9)
Accounts payable and accrued expenses	(869.5)	(1,442.5)
Accrued income taxes payable/receivable	(241.5)	(185.5)
Retirement benefits	22.8	84.4
Other	(76.3)	96.7
Net cash used for operating activities	(777.6)	(510.1)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	4,633.4	4,694.6
Proceeds from maturities and sales of marketable securities	18.7	673.4
Proceeds from sales of equipment on operating leases	290.8	242.1
Cost of receivables acquired (excluding receivables related to sales)	(3,316.6)	(3,674.8)
Purchases of marketable securities	(71.7)	(19.3)
Purchases of property and equipment	(140.0)	(184.0)
Cost of equipment on operating leases acquired	(570.4)	(299.7)
Other	7.4	(47.2)
Net cash provided by investing activities	851.6	1,385.1

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(1,074.9)	209.8
Proceeds from long-term borrowings	1,832.0	1,227.8
Payments of long-term borrowings	(1,181.3)	(1,234.3)
Proceeds from issuance of common stock	2.7	44.7
Repurchases of common stock	(107.8)	(604.7)
Dividends paid	(193.1)	(209.9)
Excess tax benefits from share-based compensation	1.0	6.3
Other	(21.5)	(22.2)
Net cash used for financing activities	(742.9)	(582.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(33.4)	(104.7)

Net Increase (Decrease) in Cash and Cash Equivalents	(702.3)	187.8
Cash and Cash Equivalents at Beginning of Period	4,162.2	3,787.0
Cash and Cash Equivalents at End of Period	$3,459.9	$3,974.8

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         In February 2016, the Company acquired Monosem for a cost of approximately $166 million, including cash acquired.  Monosem, with four locations in France and two in the U.S., is the European market leader in precision planters.  Monosem will be part of the Company’s Agriculture and Turf segment.

(2)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended
	January 31
	2016	2015

Dividends declared	$.60	$.60
Dividends paid	$.60	$.60

(3)         The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended January 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Net Sales and Revenues
Net sales	$4,769.2	$5,605.1
Finance and interest income	17.8	20.5	$635.0	$633.0
Other income	140.2	160.0	48.1	64.9
Total	4,927.2	5,785.6	683.1	697.9

Costs and Expenses
Cost of sales	3,840.6	4,421.1
Research and development expenses	319.3	333.2
Selling, administrative and general expenses	481.0	540.2	114.0	121.2
Interest expense	62.1	71.0	120.0	122.9
Interest compensation to Financial Services	44.8	46.0
Other operating expenses	21.2	39.1	256.1	221.2
Total	4,769.0	5,450.6	490.1	465.3

Income of Consolidated Group before Income Taxes	158.2	335.0	193.0	232.6
Provision for income taxes	31.1	94.3	64.4	76.2
Income of Consolidated Group	127.1	240.7	128.6	156.4

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	129.4	156.8	.8	.4
Other	(2.7)	(10.6)
Total	126.7	146.2	.8	.4
Net Income	253.8	386.9	129.4	156.8
Less: Net income (loss) attributable to noncontrolling interests	(.6)	.1
Net Income Attributable to Deere & Company	$254.4	$386.8	$129.4	$156.8

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	January 31	October 31	January 31	January 31	October 31	January 31
	2016	2015	2015	2016	2015	2015
Assets
Cash and cash equivalents	$2,308.2	$2,900.0	$2,844.4	$1,151.7	$1,262.2	$1,130.4
Marketable securities	76.3	47.7	100.0	400.0	389.7	393.8
Receivables from unconsolidated subsidiaries and affiliates	1,417.9	2,428.7	2,592.9
Trade accounts and notes receivable - net	417.6	485.2	547.5	4,032.8	3,553.1	3,847.2
Financing receivables - net	.9	.9	8.7	23,629.5	24,808.1	25,797.2
Financing receivables securitized - net				4,003.2	4,834.6	3,893.3
Other receivables	1,005.8	849.5	863.9	105.0	152.9	82.6
Equipment on operating leases - net				5,074.4	4,970.4	3,834.6
Inventories	4,249.5	3,817.0	4,527.1
Property and equipment - net	4,985.3	5,126.2	5,293.4	53.9	55.3	54.1
Investments in unconsolidated subsidiaries and affiliates	4,621.2	4,817.6	4,997.0	11.3	10.5	10.2
Goodwill	718.7	726.0	741.3
Other intangible assets - net	59.6	63.6	62.3
Retirement benefits	249.3	211.9	283.8	24.0	25.0	30.9
Deferred income taxes	3,018.5	3,092.0	2,923.2	67.4	67.9	68.7
Other assets	877.5	807.3	926.8	856.8	779.1	847.7
Assets held for sale						384.9
Total Assets	$24,006.3	$25,373.6	$26,712.3	$39,410.0	$40,908.8	$40,375.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$249.0	$464.3	$1,079.2	$7,577.1	$7,962.3	$7,543.5
Short-term securitization borrowings				3,878.9	4,590.0	3,887.9
Payables to unconsolidated subsidiaries and affiliates	79.6	80.6	119.2	1,395.0	2,395.4	2,565.6
Accounts payable and accrued expenses	5,775.9	6,801.2	6,146.2	1,483.7	1,511.2	1,363.2
Deferred income taxes	78.2	86.8	79.7	640.7	466.6	474.9
Long-term borrowings	4,518.7	4,460.6	4,622.0	20,014.5	19,372.2	19,484.7
Retirement benefits and other liabilities	6,701.1	6,722.5	6,417.2	87.1	86.4	83.4
Liabilities held for sale						266.8
Total liabilities	17,402.5	18,616.0	18,463.5	35,077.0	36,384.1	35,670.0
Total Deere & Company stockholders’ equity	6,590.2	6,743.4	8,246.0	4,333.0	4,524.7	4,705.6
Noncontrolling interests	13.6	14.2	2.8
Total stockholders’ equity	6,603.8	6,757.6	8,248.8	4,333.0	4,524.7	4,705.6
Total Liabilities and Stockholders’ Equity	$24,006.3	$25,373.6	$26,712.3	$39,410.0	$40,908.8	$40,375.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Cash Flows from Operating Activities
Net income	$253.8	$386.9	$129.4	$156.8
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for credit losses	2.0	(.4)	7.4	1.4
Provision for depreciation and amortization	203.7	209.8	194.2	161.2
Impairment charges			12.6
Undistributed earnings of unconsolidated subsidiaries and affiliates	147.9	5.3	(.8)	(.4)
Provision for deferred income taxes	65.6	55.8	174.8	120.3
Changes in assets and liabilities:
Trade receivables	41.6	109.2
Insurance receivables				256.5
Inventories	(450.1)	(508.1)
Accounts payable and accrued expenses	(834.3)	(1,082.2)	21.2	(282.9)
Accrued income taxes payable/receivable	(231.6)	(182.7)	(9.9)	(2.8)
Retirement benefits	20.8	80.8	2.0	3.6
Other	(46.8)	108.5	4.7	11.8
Net cash provided by (used for) operating activities	(827.4)	(817.1)	535.6	425.5

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			4,925.3	5,038.2
Proceeds from maturities and sales of marketable securities	2.4	600.0	16.3	73.4
Proceeds from sales of equipment on operating leases			290.8	242.1
Cost of receivables acquired (excluding trade and wholesale)			(3,496.0)	(3,936.7)
Purchases of marketable securities	(46.0)		(25.7)	(19.3)
Purchases of property and equipment	(139.5)	(183.6)	(.5)	(.4)
Cost of equipment on operating leases acquired			(726.1)	(429.2)
Decrease (increase) in trade and wholesale receivables			(163.1)	80.9
Other	(40.2)	(23.1)	31.3	(31.8)
Net cash provided by (used for) investing activities	(223.3)	393.3	852.3	1,017.2

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(216.3)	707.2	(858.6)	(497.4)
Change in intercompany receivables/payables	935.2	873.6	(935.2)	(873.6)
Proceeds from long-term borrowings	79.5	1.5	1,752.5	1,226.3
Payments of long-term borrowings	(.1)	(16.2)	(1,181.2)	(1,218.1)
Proceeds from issuance of common stock	2.7	44.7
Repurchases of common stock	(107.8)	(604.7)
Dividends paid	(193.1)	(209.9)	(277.1)	(151.6)
Excess tax benefits from share-based compensation	1.0	6.3
Other	(13.7)	(16.6)	6.1	2.1
Net cash provided by (used for) financing activities	487.4	785.9	(1,493.5)	(1,512.3)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(28.5)	(86.9)	(4.9)	(17.8)

Net Increase (Decrease) in Cash and Cash Equivalents	(591.8)	275.2	(110.5)	(87.4)
Cash and Cash Equivalents at Beginning of Period	2,900.0	2,569.2	1,262.2	1,217.8
Cash and Cash Equivalents at End of Period	$2,308.2	$2,844.4	$1,151.7	$1,130.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.